Pending Legal Proceedings

The Russell Strategic Bond Fund is one of several defendants in a bankruptcy adversary avoidance claim
[in a Consolidated Multidistrict Action styled In Re: Motors Liquidation Company, et al., Debtors, Motors
Liquidation Company Avoidance Action Trust, etc., v. JPMorgan Chase Bank, et al., United States District
Bankruptcy Court for the Southern District of New York. The claim relates to alleged improper payments to the Fund as a participating lender in a term loan provided to General Motors Company due to the
Fund’s security interests not being properly perfected. The Fund denied liability and cross-claimed against the administrative agent for the term loan lenders seeking damages arising from the agent’s failure to properly perfect the security interests of the lenders. Discovery in the case in chief is closed, motion practice in that portion of the case is ongoing, and discovery with respect to the cross claims between the defense group and J.P. Morgan Chase Bank over defective UCC filings is underway.